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                                                                    EXHIBIT 4.14

DKK 200 MILLION, 2 PER CENT BONDS

TERMS & CONDITIONS FOR THE BONDS

ISSUER

York International Corporation, York, Pennsylvania, United States.

NOMINAL AMOUNT AND CURRENCY

The initial issue will be for DKK 200 million. Further bonds may be issued without a maximum nominal amount.

Additional bonds may be issued up to October 1, 2004.

PRICE

The bonds have been acquired by Danske Bank with the purpose of resale to investors at market value.

PAYMENT DATE

October 31, 2003

LISTING

It is not the intention to list the bonds at the Copenhagen Stock Exchange.

DENOMINATION AND REGISTRATION

The bonds will be registered with the VP Securities Services in denominations of DKK 10,000. No bond certificates will be issued.

TYPE OF BOND

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Bullet loan.

TERM AND COUPON RATE

The term of the bonds is 364 days from October 31, 2003 - October 29, 2004. During the term period the bonds carry a fixed coupon rate of 2 per cent per annum.

The calculation of interest takes place on the basis of the actual amount of days of the term period (364 days) divided by the actual amount of days of the full, relevant year (366 days).

MATURITY DATE

The bonds fall due for redemption in full on October 29, 2004.

INTEREST PAYMENT AND REDEMPTION

Payment of interest and principal is made via transfers on the Maturity Date to the accounts with Danish banks and securities firms specified to the VP Securities Services.

If the Maturity Date is not a business day payment will be made on the nearest following business day. The bond holders will not be entitled to interest or other amounts due to such postponement of payment. A business day means a day on which Danish banks are open.

STATUS OF THE BONDS

The bonds constitute direct, unsecured and unsubordinated claims against York and rank pari passu with other direct, unsecured and unsubordinated claims against York.

ISIN CODE

DK 000036528-9

TAXATION

The bonds are issued with a coupon rate that fulfils the conditions for tax exemption for gains on securities in Section 7 in the Danish Gains on Securities Act. Private investors are usually not liable to pay tax on gains on securities and any losses are not deductible. Companies,

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foundations and associations are liable to pay tax on gains on securities and any losses are deductible.

Under current legislation, tax at source (withholding tax) of bond interest will not be withheld in Denmark. In the event that withholding tax should be introduced in Denmark, such tax will be withheld from payments to the bond holders.

Interest due as well as ownership, redemption and assignment of the bonds will be reported to the Danish tax authorities in accordance with current legislation.

CALLABILITY

The bonds are non-callable by both York and bond holders throughout the maturity of the bonds except as provided in these Terms and Conditions, see the Events of Default clause.

OBLIGATIONS OF YORK

So long as any of the Bonds remains outstanding York shall

a) ensure that the obligations of York under these Terms and Conditions will at all times rank at least equally with York's other unsecured obligations, including third party and other guarantees made by York, with the exception of obligations which are preferred pursuant to mandatory rules of law;

b) abstain from creating, assuming or incurring any mortgage, lien, pledge, charge or other encumbrance (the "Encumbrance") upon any of its present or future assets (with the exception of (i) Encumbrances in existence at the Payment Date or created, assumed or incurred in connection with any extension, renewal or replacement of such existing Encumbrance, (ii) Encumbrances created, assumed or incurred in connection with acquisitions made by York in the ordinary course of its business, including any kind of sale and lease-back, (iii) mortgages in real estate, (iv) Encumbrances, other than Encumbrances permitted under this provision, that do not in total exceed 15 per cent of the shareholders' equity as per the latest consolidated accounts, (v) Encumbrances acquired in connection with a merger, and (vi) Encumbrances arising by operation of law or regulation, or Encumbrances undertaken by York due to demand from public authorities, including national banks) without making effective provision whereby the bonds shall be secured equally and ratably with the other obligations thereby secured; and

c) abstain from discontinuing its present business, materially alter its present business or

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sell all or material parts of its assets, including undertaking de-mergers or mergers, except mergers where York is the continuing company and where the continuing company subrogates in all rights and obligations of York in respect of the Bonds.

EVENTS OF DEFAULT

In any of the events of default mentioned below, the bond holders shall, through the accounts registered with the VP Securities Services, be entitled to immediately declare that the debenture loan shall be due and shall be redeemed at par value and that the interest accrued, but not yet paid, as of the due date shall be payable:

a) in the event that York defaults in the payment of interest or principal on the Bonds on the due date and such default continues for a period of more than 14 days after written notice from any bond holder in respect hereof has been received by York;

b) in the event that York defaults in the performance or observance of any obligation under these Terms and Conditions and such default continues for 30 days after written notice from any bondholder in respect hereof has been received by York;

c) in the event that any other indebtedness for borrowed money (meaning present or future debt obligations, including third party and other guarantees, (be it principal, interest or other amounts) with respect to (a) borrowed money,
(b) debt under credit facilities or (c) bonds, debt instruments or similar) of York or any group company is not paid when due or rightly declared due or within any grace period applicable under prior agreement, law or custom; in the event that York or any group company defaults under such indebtedness and thereby giving the creditor a right to declare the debt due prior to its scheduled maturity; or in the event that York or any group company does not honour any guarantee in respect of borrowed money when due and called upon provided that any such event shall not constitute an event of default unless the obligations in respect of the indebtedness for borrowed money exceeds USD 10,000,000 in aggregate; or

d) in the event that York stops payment, comes under bankruptcy or liquidation, or makes a general composition with its creditors.

NEGOTIABILITY OF THE BONDS

No restrictions as to the negotiability of the bonds shall apply.

With respect to investors subject to or with affiliations with jurisdictions other than Denmark,

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reservations are made for the laws governing such jurisdictions.

The bonds constitute negotiable bearer securities.

The bonds cannot be registered in the name of the holder.

SECURITY

York will not provide any security for the bonds.

LIMITATION OF ACTIONS

Applicable limitation periods are 20 year for the principal and 5 years for interest payments.

LIABILITY FOR DAMAGES OF THE ISSUER AND THE ARRANGER

The issuer and/or the Arranger (the relevant party hereinafter defined as the "Party") are liable if the Party fulfils its obligations under these Terms and Conditions in an untimely or negligent manner.

A Party shall not be liable, even if the Party's liability does not require negligence, for losses due to:

- breakdown of/lack of access to IT systems or damage to the data of these systems which can be attributed to the events mentioned below regardless of whether the Party itself or an external supplier is responsible for the operations of the systems

- failure in the Party's power supply or telecommunications, statutory intervention or administrative acts, natural disasters, war, insurrections, civil riots, sabotage, terror or vandalism (including computer viruses and hacking)

- strike, lockout, boycott or blockade regardless of whether the conflict is directed at or initiated by the Party itself or its organisation and regardless of the reason for the conflict. This shall also apply where the conflict only affects parts of the Party

-        other circumstances beyond the control of a Party.

The exemption from liability shall not apply if:

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-        the Party should have anticipated the factor that caused the loss at the time when these Terms and Conditions first came into force or should have avoided or overcome the reason for the loss

- if pursuant to current legislation the Party is liable for the factor causing the loss.

BOND HOLDERS' MEETING

York may at any time convene a bond holders' meeting. The purpose of such such meetings may be to make binding resolutions as well as to provide information only.

York shall convene a bond holders' meeting, if a request in this respect is made by bond holders representing at least 25 per cent of all bonds issued under these Terms and Conditions. The request from the bond holders must be made in writing to York and must specify a proposed agenda. The meeting must be convened at the latest 14 days after York's receipt of such request from bond holders.

The notice of a bond holders' meeting shall contain information as to time and venue for the meeting, an agenda and must specify whether resolutions are to be made at the meeting or whether the meeting shall be for information purposes only. If resolutions are to be made at the meeting, the full wording of the proposed resolutions must be stated. At a meeting for information purposes no resolutions may be made. The notice must state that bond holders wishing to participate in a meeting must be able to produce evidence of their title to bonds by means of a transcript from an account controller. The details of the necessary evidence of title to bonds must be specified in the notice.

The notice of bond holders' meeting must be given with minimum 8 days' and maximum 4 weeks' notice in the manner stipulated under Notices.

The venue of bond holders' meetings shall be Copenhagen in the place specified by York.

Costs in connection with the bond holders' meeting shall be paid by York.

At a bond holders' meeting at which resolutions are to be made, resolutions may be made in respect of all issues regarding the terms for the bonds. The principal, interest rate or maturity date of the bonds may not be amended, however. Proposals for other amendments to the terms for the bonds shall not be deemed to be accepted unless made or endorsed by York.

The proceedings at a bond holders' meeting shall be conducted by a chairman appointed by

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York. The chairman shall be competent to make decisions in respect of the rules of procedure, voting and the results of votings.

Minutes shall be made of the proceedings at a bond holders' meeting. The minutes shall be signed by the chairman.

A bond holder has one vote for each bond of DKK 10,000 to which the holder may document his title.

York shall have no voting rights for own bonds.

Resolutions to amend the terms for the bonds shall not be valid unless adopted with at least two-thirds of both the votes cast and the votes of bond holders present at the meeting who are entitled to vote.

A resolution adopted in accordance with this provision shall be binding for all bond holders. Immediately after a bond holders' meeting, York shall inform the bond holders of resolutions made in accordance with the provisions under Notices.

NOTICES

All notices in connection with the bonds will be submitted to the bond holders registered with the VP Securities Services.

In addition, notices of bond holders' meetings shall be published in at least one national newspaper.

EURO CONVERSION

In the event that the Danish krone is converted to euro, this shall not affect the terms of bonds issued under these Terms and Conditions. In such event the redemption amount and interest shall be converted at the conversion rate fixed between the Danish krone and the euro at the time of conversion.

GOVERNING LAW AND VENUE

The bonds are to be governed by and construed in accordance with Danish law. Any legal actions arising out of or relating to the bonds shall be settled by the Copenhagen Maritime and Commercial Court.

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Information regarding sale of bonds, etc.

AUTHORITY

The bonds are issued pursuant to the resolution of the Board of Directors of York adopted on September 24, 2003.

USE OF PROCEEDS

The proceeds from the bond issue will be used to fund York's general operations.

BOND UNITS

DKK 10,000.

PURCHASE OF BONDS

The bonds are sold at current market rates.

PLACE OF SALE

Branches of Danske Bank A/S

SETTLEMENT

The bonds will be settled after 3 trading days against registration with the VP Securities Services. The first issue will be settled on October 31, 2003, however.

BOND ISSUING AGENT

Danske Bank A/S
Holmens Kanal 2-12
1092 Copenhagen K

ANNUAL ACCOUNTS AND CERTIFICATE OF INCORPORATION

York's Annual Accounts for 2000, 2001 and 2002 and York's Certificate of Incorporation may be obtained from Danske Bank (please see address and telephone number under Place of

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Sale). Also, the Annual Accounts, Half Year Accounts and Quarterly Account are
available on York's homepage www.york.com/ invest/AnnualReport.asp

SALES RESTRICTIONS

The bonds are governed by the applicable law and regulations at any time on supply, marketing and trading of securities under the laws of each relevant jurisdiction. York accepts no liability in this connection.

ARRANGER

Danske Bank A/S
Holmens Kanal 2-12
1092 Copenhagen K

PAYING AGENT

Danske Bank A/S
Holmens Kanal 2-12
1092 Copenhagen K

INFORMATION ABOUT YORK

REGISTERED OFFICE

York International Corporation is a Delaware company with the registered agent:

The Corporation Trust Company

and with registered office at:

Corporation Trust Center
1209 Orange Street
City of Wilmington
County of New Castle 19801
United States

STREET ADDRESS

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631 South Richland Avenue
York, PA 17403
United States

MAILING ADDRESS

P.O. Box 1592
York, PA 17405-1592
United States

HOMEPAGE

www.york.com

TELEPHONE

+1 (717) 771 7890

FAX

+1 (717) 771 7381

DOMICILE

Pennsylvania, United States

RATING

York's long-term debt rating is Baa1 (negative outlook) by Moody's Investor Service Ltd. and BBB- (stable outlook) by Standard & Poor's.

ANNUAL AND INTERIM ACCOUNTS AND CERTIFICATE OF INCORPORATION

York's annual and interim accounts are available at www.york.com. The latest accounts and copies of York's Certificate of Incorporation are also available from Danske Bank.

AUDITORS

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KPMG LLP
Harrisburg, Pennsylvania
United States

LITIGATION

On the date of issue of these Terms & Conditions, neither York nor its subsidiaries are involved in any legal dispute or arbitration which may materially affect York's ability to fulfil its obligations in respect of the bonds. Furthermore, York has no knowledge of any such cases being contemplated.

RECENT EVENTS

Since the presentation of the Annual Accounts for 2002, no events have occured which may materially affect York's ability to fulfill its obligations in respect of the bonds.

Please refer to York's latest annual and interim accounts.

OUTLOOK FOR 2003

Please refer to York's latest annual and interim accounts and other financial information available at www.york.com.